Exhibit 99.(13)(i)(i)

Schedule A

to the Class K and Institutional Class Administration and Supervisory Agreement of Baillie

Gifford Funds

This Schedule A is amended and restated effective as of October 7, 2025

Baillie Gifford China Equities Fund

Baillie Gifford Developed EAFE All Cap Fund

Baillie Gifford EAFE Plus All Cap Fund

Baillie Gifford Emerging Markets Equities Fund

Baillie Gifford Emerging Markets ex China Fund

Baillie Gifford Global Alpha Equities Fund

Baillie Gifford International Alpha Fund

Baillie Gifford International Concentrated Growth Equities Fund

Baillie Gifford International Growth Fund

Baillie Gifford Long Term Global Growth Fund

Baillie Gifford U.S. Equity Growth Fund

BAILLIE GIFFORD FUNDS, on behalf of each of its series as set forth above

By	/s/ Michael Stirling-Aird

Name:	Michael Stirling-Aird

Title:	President

BAILLIE GIFFORD OVERSEAS LIMITED

By	/s/ Adam Conn

Name:	Adam Conn

Title:	Director

[Amended and Restated Schedule A to the Class K and Institutional Class Administration and Supervisory Agreement of Baillie Gifford Funds]